Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 22, 2018, by and among DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Issuer”), DCT INDUSTRIAL TRUST INC., a Maryland corporation (the “Parent”), PROLOGIS, L.P., a Delaware limited partnership (the “Successor Issuer”), PROLOGIS, INC., a Maryland corporation (the “Successor Guarantor”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer, the Parent and the other parties thereto have heretofore executed and delivered to the Trustee an Indenture, dated as of October 9, 2013, and the First Supplemental Indenture thereto, dated as of March 16, 2017 (as so supplemented, the “Indenture”);

WHEREAS, the Issuer, the Parent, the Successor Issuer and the Successor Guarantor have entered into that certain Agreement and Plan of Merger, dated as of April 29, 2018, pursuant to which (a) the Issuer shall be merged with and into the Successor Issuer (the “Partnership Merger”) and (b) the Parent shall be merged with and into the Successor Guarantor (the “Parent Merger” and collectively with the Partnership Merger, the “Mergers”);

WHEREAS, Sections 10.01 and 10.03 of the Indenture provide that the Issuer and Guarantor, respectively, may consolidate or merge with or into any other Person subject to the conditions set forth therein;

WHEREAS, Section 9.01 of the Indenture provides that, without the consent of the Holders of the Notes, the Issuer, the Parent, as the Guarantor, and the Trustee may enter into an indenture supplemental to the Indenture to evidence a successor to the Issuer as obligor or to any of the Guarantors as guarantor under the Indenture;

WHEREAS, the Issuer, the Parent, the Successor Issuer and the Successor Guarantor are authorized to execute and deliver this Supplemental Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all covenants, conditions and requirements necessary for the execution and delivery of this Supplemental Indenture have been done and performed, and the execution and delivery hereof has been in all respects authorized.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Parent, the Successor Issuer, the Successor Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Defined Terms. Capitalized terms not otherwise defined herein have the meanings set forth in the Indenture. The words “herein,” “hereof’ and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Assumption of Obligations.

(a) Pursuant to, and in compliance and accordance with, Section 10.01 of the Indenture, the Successor Issuer hereby expressly assumes the payment of the principal of and interest on all of the Notes and the due and punctual performance and observance of all of the covenants and conditions in the Indenture.

(b) Pursuant to, and in compliance and accordance with, Section 10.02 of the Indenture, the Successor Issuer succeeds to and is substituted for the Issuer, with the same effect as if the Successor Issuer had originally been named in the Indenture as the Issuer.

(c) Pursuant to, and in compliance and accordance with, Section 10.03 of the Indenture, the Successor Guarantor hereby expressly assumes the payment of the principal of and interest on all of the Notes, as Guarantor, and the due and punctual performance and observance of all of the covenants and conditions in the Indenture.

(d) Pursuant to, and in compliance and accordance with, Section 10.04 of the Indenture, the Successor Guarantor succeeds to and is substituted for the Parent, with the same effect as if the Successor Guarantor had originally been named in the Indenture as the Parent.

3. Conditions of Effectiveness. This Supplemental Indenture has been executed and delivered immediately prior to the effectiveness of the Partnership Merger; provided that, notwithstanding anything in this Supplemental Indenture to the contrary, this Supplemental Indenture shall become effective as to the Successor Issuer simultaneously with the effectiveness of the Partnership Merger and effective as to the Successor Guarantor simultaneously with the effectiveness of the Parent Merger; provided, however, that:

(a) the Trustee shall have executed a counterpart of this Supplemental Indenture and shall have received one or more counterparts of this Supplemental Indenture executed by the Issuer, the Parent, the Successor Issuer and the Successor Guarantor;

(b) the Successor Issuer shall have duly executed and filed a certificate of merger with the Secretary of State of the State of Delaware in connection with the Partnership Merger and the effective time of the Partnership Merger established under such certificate shall have occurred;

(c) the Parent and the Successor Guarantor shall have duly executed and filed articles of merger with the Maryland State Department of Assessments and Taxation in connection with the Parent Merger, such articles of merger shall have been accepted for record by the Maryland State Department of Assessments and Taxation and the effective time of the Parent Merger established under such articles shall have occurred.

In addition, concurrently with the execution and delivery of this Supplemental Indenture, the Trustee acknowledges that it has received (x) an Officers’ Certificate from each of the Parent (on behalf of itself and on behalf of the Issuer) and the Successor Guarantor (on behalf of itself and on behalf of the Successor Issuer) stating that (i) the Mergers comply with Article X of the Indenture and that all conditions precedent therein provided for relating to the Mergers have been complied with and (ii) this Supplemental Indenture complies with the requirements of Article IX of the Indenture and is authorized and permitted by the Indenture and (y) an Opinion of Counsel stating that (i) the Mergers comply with Article X of the Indenture and that all conditions precedent therein provided for relating to the Mergers have been complied with and (ii) this Supplemental Indenture complies with Article IX of the Indenture and is authorized and permitted by the Indenture.

4. Representations and Warranties.

(a) The Successor Issuer represents and warrants that (i) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the Indenture, (ii) it will be the successor of the Issuer pursuant to the Partnership Merger effected in accordance with applicable law, (iii) it is a limited partnership organized and existing under the laws of the State of Delaware and (iv) this Supplemental Indenture is executed and delivered pursuant to Section 9.01(a) and Article X of the Indenture and does not require the consent of the Holders of the Notes.

(b) The Successor Guarantor represents and warrants that (i) it has all necessary power and authority to execute and deliver this Supplemental Indenture and to perform the Indenture, (ii) it will be the successor of the Parent pursuant to the Parent Merger effected in accordance with applicable law, (iii) it is a corporation organized and existing under the laws of the State of Maryland and (iv) this Supplemental Indenture is executed and delivered pursuant to Section 9.01(a) and Article X of the Indenture and does not require the consent of the Holders of the Notes.

5. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any laws other than the laws of the State of New York.

7. Severability. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable in any jurisdiction, in any respect for any reason, the validity, legality and enforceability of any such provision in every other jurisdiction and in every other respect, and of the remaining provisions, shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or email (in PDF format or otherwise) shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or email (in PDF format or otherwise) shall be deemed to be their original signatures for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

10. The Trustee. The recitals contained herein shall be taken as the statements of the Issuer, the Parent, the Successor Issuer and the Successor Guarantor, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental Indenture as of the day and year first above written.

DCT INDUSTRIAL OPERATING PARTNERSHIP LP

By DCT Industrial Trust Inc., its general partner

By: /s/ John G. Spiegleman
Name: John G. Spiegleman
Title: Executive Vice President and General Counsel

DCT INDUSTRIAL TRUST INC.

By: /s/ John G. Spiegleman
Name: John G. Spiegleman
Title: Executive Vice President and General Counsel

PROLOGIS, L.P.

By Prologis, Inc., its general partner

By: /s/ Michael T. Blair
Name: Michael T. Blair
Title: Managing Director and Deputy General Counsel

PROLOGIS, INC.

By: /s/ Michael T. Blair
Name: Michael T. Blair
Title: Managing Director and Deputy General Counsel

[DCT Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, As Trustee

By: /s/ Michael McGuire
Name: Michael McGuire
Title: Vice President

[DCT Second Supplemental Indenture]